For Immediate Release:  May 30, 1997    NASDAQ Ticker Symbol: CDSI


                      COMPUTER DATA SYSTEMS, INC. TO ACQUIRE
                    ANALYTICAL SYSTEMS ENGINEERING CORPORATION


Contact:  John C. Kezer   (301) 921-7017

Computer Data Systems, Inc. (CDSI) announced today that it has signed a definitive agreement to acquire Analytical Systems Engineering Corporation
(ASEC) for a purchase price of $51 million. CDSI will acquire all of the outstanding capital stock of ASEC. Ninety percent (90%) of the purchase price will be paid in cash and ten percent (10%) will be paid in shares of CDSI stock valued for purposes of the agreement at $27.50 per share.

ASEC, headquartered in Burlington, Massachusetts, is privately held and was founded in 1969. With over 550 employees operating in 15 locations across the country and internationally, the company is a premier provider of engineering and technical services primarily to the intelligence community and to Department of Defense (DoD) agencies.

"We are delighted that ASEC will be joining forces with CDSI," said Peter A. Bracken, CEO and President of CDSI. "ASEC was attractive to us as an acquisition candidate due to its fine customer reputation, excellent operating results, superb management team, and outstanding technical talent. Its strong business base in the intelligence and DoD markets will greatly enhance our existing capabilities in those areas and should provide opportunities for further growth." Bracken noted that ASEC is expected to contribute between $75 million and $80 million in revenue in CDSI's 1998 fiscal year. Bracken added that ASEC's contribution to CDSI's earnings per share is expected to be minimal for fiscal year 1998 but should be increasingly accretive in fiscal year 1999 and beyond.

Bracken said that CDSI intends to operate ASEC as a wholly-owned subsidiary and will retain its existing management. James W. Henderson will remain as President of ASEC and will join the Board of Directors of CDSI.

Henderson observed, "ASEC needed an alliance with a strong information technology company to enhance growth in our current markets. CDSI brings the essential, complementary skills. I look forward to the new opportunities that will be created by this relationship."

The transaction, which is subject to customary regulatory review and the completion of the due diligence process, is expected to close before June 30, 1997.

Quarterdeck Investment Partners, Inc. acted as advisors to CDSI on this transaction.

The revenue and earnings per share projections for fiscal year 1998 and beyond, as a result of the ASEC acquisition, represent forward looking statements under the provisions of the Private Securities Litigation Reform Act of 1995. Management cautions that all statements as to future results of operations are necessarily subject to risks, uncertainties and events beyond the control of CDSI, and no assurances can be given that such results will be achieved. Potential risks and uncertainties include budget reductions or changes in funding priorities for existing Government programs, fluctuations in interest rates, and pricing pressures from competitors. Other risks and uncertainties are discussed in the documents filed by CDSI with the Securities and Exchange Commission.

Computer Data Systems, Inc., founded in 1968, is a recognized leader in providing broad-based information technology solutions for government and commercial customers. As one of the foremost federal systems integrators and system developers in the United States, CDSI provides customers with innovative applications for enhancing their business processes - enabling customers to realize cost efficiencies, provide better service, and introduce new capabilities. CDSI's services include systems integration, custom software development, data center management, proprietary applications software, and value-added processing. CDSI is an equal opportunity employer.